EXHIBIT 99.1
Commercial Metals’ Board Approves Five Million Share Purchase Authority;
Company Purchased 1.8 Million Shares Ending Previous Program
     Irving, TX — July 19, 2006 — The board of directors of Commercial Metals Company (NYSE: CMC) has authorized the purchase of up to 5,000,000 shares of the Company’s common stock. During June and July 2006, CMC purchased a total of 1,811,000 shares in open market transactions for a total price of approximately $41,740,277 or an average of $23.05 per share. These purchases completed a stock repurchase program last increased in May 2005. At present there are approximately 119,110,187 shares of Commercial Metals Company’s common stock issued and outstanding.
     CMC Chairman and Chief Executive Officer Stanley A. Rabin said, “Our view is that the stock is undervalued. This action will continue to add value for our stockholders.”
     The purchases will be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. The shares will be used for general corporate purposes including various employee benefit plans and acquisitions.
     Paragraphs two and three of this news release contain forward-looking statements regarding the outlook for the Company’s financial results and stock valuation. No assurance can be given that the Company’s expectations will be realized, and actual results may differ materially from current expectations.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2006-19